MASTER
                       PROCUREMENT AGREEMENT
                       ---------------------


      Master Procurement Agreement, dated as of March 12, 1998 (this "Agreement"), between Nutrition Supply and Trading, a division of Koch Agriculture Company (hereinafter "S&T"), with offices at 4111 East 37th Street North, Wichita, Kansas 67220, and Purina Mills, Inc., (hereinafter "Purina"), with offices at 1401 South Hanley Road, St. Louis, Missouri 63144.

     WHEREAS, S&T and Purina wish to enter into an agreement under which S&T shall supply Purina with all of Purina's requirements for feed ingredients and feed additives (collectively hereinafter referred to as "Feed Ingredients") and feed packaging materials (collectively hereinafter referred to as "Packaging") meeting specifications to be determined by Purina and S&T.

      NOW THEREFORE, in consideration of the mutual agreements contained herein and the performance of the obligations called for herein, the parties agree as follows:

                             ARTICLE I
                         PROCUREMENT TERMS

1.1 Sale and Purchase of Commodities. Unless pursuant to S&T's prior written consent, during the term of this Agreement, subject to the terms and conditions set forth herein and subject to the terms and conditions of the Confirmation Contracts (as hereinafter defined), S&T shall procure for Purina and Purina shall purchase from S&T all of Purina's requirements for Feed Ingredients to be used at all of Purina's feed milling facilities.

1.2 Confirmation Contracts. Subsequent to the execution of this Agreement, S&T and Purina shall enter into various contracts for the purchase of Feed Ingredients on such terms as set forth on S&T's Purchase and Sale Confirmation (hereinafter "Confirmation Contracts").

1.3 Quality Standards. The Confirmation Contracts shall set forth the agreement between S&T and Purina as to the quality and condition specifications of the Feed Ingredients to be delivered to Purina pursuant to this Agreement and the Confirmation Contracts.

1.4 Pricing Terms. The price of (i) Packaging delivered pursuant to this Agreement, and (ii) Feed Ingredients delivered pursuant to this Agreement and any Confirmation Contract, in each case shall be computed in accordance with the following terms:

      (a) The price of all Packaging shall be equivalent to S&T's cost. S&T's cost shall include, but not be limited to, S&T's out-of-pocket costs to purchase the products and transportation costs.

      (b) For the first year of this Agreement, commencing on the Commencement Date (as defined paragraph 1.6(a)), S&T shall sell all Feed Ingredients to Purina at Market


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          Value, as defined and limited below, less Three Dollars
          and Fifty Cents ($3.50) per ton (the "Discount"). On or before the conclusion of the first year of this Agreement, the parties shall negotiate (i) the Discount, which may be more than, less than or equal to the Discount applicable during first year of this Agreement, and (ii) the time period for which the new Discount will be applicable, which time period may or may not be one year. The parties agree to negotiate the new Discount and time period as contemplated by the preceding sentence in good faith.

      (c) For the purposes of paragraph 1.4(b), "Market Value" shall mean the price at which parties who are dealing at arm's length and purchasing or selling common quantities of the commodity would buy or sell the commodity in the spot market. The parties anticipate that approximately 50% of the Feed Ingredients purchased by Purina will consist of corn, wheat middlings and soybean meal (the "Enumerated Commodities"). The parties agree that Market Value for the Enumerated Commodities (other than agreements to purchase and sell an Enumerated Commodity pursuant to an agreement with a term exceeding thirty (30) days), during any semi-annual period, shall not exceed the average of price quotations during the respective period for each Enumerated Commodity for each Referenced Market as published in Feedstuffs, pursuant to the table below:

      Commodity      Feedstuffs Referenced Markets
      ---------      -----------------------------

      Corn Atlanta, Boston, Chicago, Fort Worth, Kansas City, Los Angeles, Minneapolis/St. Paul

      Wheat
      Middlings      Atlanta, Buffalo, Fort Worth, Kansas City,
                     Los Angeles

      Soybean Meal   Atlanta, Buffalo, Chicago, Fort Worth, Kansas City,
                     Los Angeles

      In the event the price for one or more of the Referenced Markets is not published by Feedstuffs, the parties shall agree upon a Reference Market that shall be a substitute for the Reference Market not so published. In the event there are no price quotations or an insufficient number of Reference Markets to serve as substitute Reference Markets for a particular Enumerated Commodity, the parties shall negotiate a methodology for determining the maximum Market Value for such Enumerated Commodity.

      (d) For the purposes of computing average quotations of the Referenced Markets, the first semi-annual period referred to in paragraph 1.4(c) shall be a partial period beginning on the Commencement Date and concluding on June 30, 1998. Full semi-annual periods shall thereafter begin on July 1, 1998 and on each January 1 and July 1 thereafter during the term of this Agreement; provided, however, that the final semi-annual period of this Agreement may also be a partial period and, in any event, shall conclude on the date of the termination of this Agreement.


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


      (e) In the event that, at the end of any semi-annual period, it is determined that the price charged for an Enumerated Commodity (without giving effect to the Discount) is greater than the Market Value of such Enumerated Commodity for such semi-annual period, S&T shall, within twenty (20) days of the close of such semi-annual period, reimburse Purina for such excess amount.

      (f) For the limited purpose of computing Market Value, S&T shall not be deemed to be an arm's length purchaser of commodities and Market Value shall, therefore, not be deemed to be S&T's cost.

1.5 Packaging Materials. During the term of this Agreement, S&T shall procure for Purina and Purina shall purchase from S&T all of Purina's requirements for Packaging to be used at all of Purina's feed milling facilities. Purina shall deliver to S&T a purchase order for the Packaging, specifying the types of Packaging being ordered. The purchase order shall also state the expected delivery date of the Packaging.

1.6 Term and Termination.

      (a) Term. The primary term of this Agreement shall be five
      (5) years, commencing on May 1, 1998 (the "Commencement Date"), and shall automatically renew for additional one
      (1) year terms thereafter, unless either party delivers notice to the other party of its intent to terminate this Agreement at least thirty (30) days prior to the close of the primary or any subsequent term.

      (b) Termination By Either Party. Notwithstanding the provisions of paragraph 1.6(a), either party may terminate this contract upon the occurrence of the following events:

        1. If at any time (i) all or substantially all of the assets of the Company are sold, leased or transferred in one or a series of transactions to any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than to Koch Industries, Inc. or any one or more of its subsidiaries or affiliates (hereinafter referred to as "KII and Related Parties"), (ii) there occurs the acquisition of beneficial ownership by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended)
           (other than by any of, or by any group comprised of, KII and Related Parties) of more than 50% of the voting power of all of the outstanding common stock of Purina, or (iii) there occurs the consummation of any transaction or series of transactions the result of which is that any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than KII and Related Parties, beneficially owns more of the voting power of the outstanding common stock of Purina than is beneficially owned, in the aggregate, by KII and Related Parties.

        2. If the parties are unable to negotiate the Discount and applicable time period pursuant to the terms set forth in paragraph 1.4(b).


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


      (c) Termination by S&T. Notwithstanding the provisions of 1.6(a), if for any reason, Purina fails to pay, prepay or repay any amount due pursuant to the terms of this Agreement and/or any of the Confirmation Contracts, S&T may terminate this Agreement, provided S&T delivers notice to Purina at least thirty (30) days prior to termination and Purina does not cure such default within such thirty (30) day period.

      (d) Termination by Purina. Notwithstanding the provisions of paragraph 1.6(a), if S&T breaches its obligations to deliver Feed Ingredients and Packaging to Purina pursuant to the terms of this Agreement, Purina may terminate this Agreement, provided Purina. delivers notice to S&T at least thirty (30) days prior to termination and S&T does not cure such default within such thirty (30) day period.

      (e) Purina's Right to Hire Employees. In the event this Agreement is terminated for any reason during the initial 5 year period set forth in paragraph 1.6(a), Purina may initiate discussions with S&T's employees regarding employment with Purina and S&T shall not object to the discussions or any subsequent employment by Purina of S&T's employees.

1.7 Provisions of Confirmation Contracts. The terms and conditions of each Confirmation Contract entered into pursuant to this Agreement shall be in the form as set forth on Exhibit "A" attached hereto.

                             ARTICLE II
                        MISCELLANEOUS TERMS

2.0 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning procurement of Feed Ingredients and Packaging except as contemplated herein with respect to the execution of Confirmation Contracts. Either party hereto may waive any rights to which it is entitled under this Agreement at any time, but such waiver shall be in writing and be strictly limited to the part waived.

2.1 Conflict in Terms. In the event there is a conflict between the written terms of a Confirmation Contract and of this Agreement, except where the pricing of the Feed Ingredient materially varies from the formula set forth in paragraph 1.4, the terms of the Confirmation Contract shall control.

2.2 Status of Parties. S&T and Purina acknowledge and agree that this Agreement constitutes a procurement agreement only, that the parties are independent contractors, and that the relationship of the parties is not that of master/servant, principal/agent, partnership/joint venturers or joint enterprisers.

2.3 Assignment. Except as otherwise provided herein, the rights and duties of either party under this Agreement may not be assigned without the prior written consent of the other party.


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   Notwithstanding the foregoing restriction, S&T may assign it rights and obligations under this contract to KII and Related
   Parties without the consent of Purina.

2.4 Choice of Law. Kansas law, both procedural and substantive, but without regard to its choice of law provisions, shall govern the interpretation, construction and performance of this Agreement.

2.5 Descriptive Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

2.6 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.


      IN WITNESS WHEREOF S&T and Purina have entered into this Agreement as of the day and year above written

PURINA MILLS, INC.                  NUTRITION SUPPLY AND TRADING,
                                    a division of Koch Agriculture Company



By: /s/David L. Abbott              By: /s/ S.E. Deeter
   -------------------                 ----------------

Name:  David L. Abbott              Name: S.E. Deeter

Title:  President & C.E.O.          Title:  Vice President


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